Exhibit 21.1

SUBSIDIARIES OF ALEXION PHARMACEUTICALS, INC.

Alexion Delaware Holding LLC is formed in Delaware

Alexion Cambridge Corporation is incorporated in Delaware

Alexion Bermuda L.P. is registered in Bermuda

Alexion Holding B.V. is registered in the Netherlands

Alexion Pharma International Sarl is incorporated in Switzerland

Alexion Pharma Argentina SRL is incorporated in Argentina

Alexion Pharmaceuticals Australasia PTY LTD is incorporated in Australia

Alexion Pharma Belgium Sarl is incorporated in Belgium

Alexion Farmacêutica Brasil Importação e Distribuição de Produtos e Serviços de Administração de Vendas Ltda. (doing business as Alexion Brasil) is incorporated in Brazil

Alexion Farmacêutica América Latina Serviços de Administração de Vendas Ltda. (doing business as Alexion Latina America) is incorporated in Brazil

Alexion Pharma Canada Corp. is incorporated in Canada

Alexion Pharma Colombia SAS is incorporated in Colombia

Alexion Europe SAS is incorporated in France

Alexion Pharma France is incorporated in France

Alexion Pharma Germany GmbH is incorporated in Germany

Alexion Pharma Israel Ltd. is incorporated in Israel

Alexion Pharma Italy Sarl is incorporated in Italy

Alexion Pharma GK is incorporated in Japan

Alexion Pharma Mexico, S. de R.L. de C.V. is incorporated in Mexico

Alexion Pharma Spain S.L. is incorporated in Spain

Alexion Medical Services Sarl is incorporated in Switzerland

Alexion İlaç Ticaret Limited Şirketi is incorporated in Turkey

Alexion Pharma UK is incorporated in the United Kingdom